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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

           -----------------------------------------------------------

The Board of Directors
Corillian Corporation


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Corillian Corporation of our report dated January 30, 2004, with respect to the consolidated balance sheets of Corillian Corporation and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Corillian Corporation Annual Report on Form 10-K for the year ended December 31, 2003.


/s/ KPMG LLP

Portland, Oregon
January 28, 2005